 Exhibit 10.2

- Unofficial Translation -

(Title Page)

Equity Transfer Agreement

China

October 18, 2010

(2nd Page)

Table of Contents

Article 1	Definition
Article 2	Equity Transfer
Article 3	Price and Payment of the Equity Transfer
Article 4	Equity Handover
Article 5	Transforming Period Arrangement
Article 6	Assumption of Taxes and Fees
Article 7	Transferor’s Proclamation, Promise and Warranty
Article 8	Transferee’s Proclamation, Promise and Warranty
Article 9	Joint Proclamation, Promise and Warranty
Article 10	Confidentiality and Non-Competition
Article 11	Changes, Rescission or Termination of the Agreement
Article 12	Complete Agreement
Article 13	Liability for Breach
Article 14	Force Majeure
Article 15	Resolution of Dispute
Article 16	Notification and Delivery
Article 17	Other Provisions

This agreement was signed by the following parties on October 22, 2010 in Xi’An:

(1)	Chongqing Hua Neng Recycling for Old and Waste Materials Ltd. (“Transferor”)
Address: Shitawu She, Longqiao Town, Fuling District, Chongqing City
Legal Representative: LI Chao

(2)	Xi’An Bao Run Industrial Development Limited (“Transferee”)
Address: Rm. 10720, Dong Xing Century Plaza, No. 7 Huoju Road, Beilin District, Xi’An City
Legal Representative: GAO Xincheng

(3)	LIAO Xiaozhong
ID No.: 510225196510115234
Address: No. 30 Heng Street, Entrance 2, Apt. 9-2, Yangjiaping, Jiulongpo District, Chongqing City

(4)	XIE Hui
ID No.: 510225196510115245
Address: No. 30 Heng Street, Entrance 2, Apt. 9-2, Yangjiaping, Jiulongpo District, Chongqing City

(5)	WANG Xiaoyong
ID No.: 210302196112111537
Address: No.116 Keyuansan Street, Jiulongpo District, Chongqing City

(6)	Chongqing Tian Run Energy Exploitation Inc. (“Target Company”)
Address: CSPGP, Fuling District, Chongqing

Whereas,

1.           The Transferor holds 100% equity stake in the Target Company; the Transferee intends to acquire the 100% equity held by the Transferor in the Target Company.

2.           The Transferor, as the owner of the Target Company, agrees to transfer its equity to the Transferee in accordance with the stipulations of this agreement;  the Transferee agrees to become the 100% equity controlled shareholder of the Target Company by accepting the all-equity transfer from the Transferor.

Therefore, the parties hereto, in pursuant to related laws and statutes such as the Company Law of the People’s Republic of China and the Contract Law of the People’s Republic of China and through friendly negotiation, have reached agreement on this equity transfer as follows:

Article 1.	Definition

1.1	Unless it is stipulated elsewhere herein, the terms listed below are defined as follows:

“Target Equity”, pursuant to provisions herein, means 100% of the equity as well as its subsidiary rights the Transferor holds in the Target Company and obligations, which the Transferor intends to transfer to the Transferee.

“Equity Transfer”   means the act that the Transferor transfers its Target Equity to the Transferee.

“Equity Transfer Price” means all amounts to be paid by the Transferee with regard to the transfer of the Target Equity.

“Handover Preconditions” means the pre-conditions to the Handover of the Equity Transfer prescribed in Provision 4.1 hereunder.

“The Handover Date”  means the date of completion of this equity transfer, which is the date stipulated in Provision 4.2.1 herein.

“Date of Business Registration Change ” means the completion date of the change in business registration of this equity transfer.

“Industrial and Commercial Bureau” means  Fuling District Administration Bureau for Industry and Commerce in Chongqing City.

“Transforming Period” means the time period of transition prescribed in Provision 5.1 hereunder.

“Charter of Company” means the current effective charter of the Target Company.

“Business Day” means any day that Chinese domestic banks are in service for the public, but not including statutory holidays.

“Equity Handover” means that the Transferor shall complete the procedure of change in business registration in connection with this Equity Transfer on the Handover Date.

“Day(s)” means business day(s).

“Base Date” is October 31, 2010.

“yuan” means Renminbi (RMB) yuan.

“Intellectual Property” means all patents, trademarks, service marks, registered designs, domain names, utility models, copyrights, inventions, classified information, brand names, rights to database, business names, as well as any similar right or aforesaid interest (subject to restrictions)  in any country (in any event, regardless of registration status, including applications for any aforesaid rights as well as the rights to applying for any aforesaid rights in any part of the world).

“Business Secrets” means any proprietary technology information or commercial information owned by the Target Company but unknown to the public. Such information is of economic value and practicality for the Target Company which has adopted appropriate measures to protect the information. Such information includes but is not limited to the following information or materials owned by the Target Company (regardless of whether or not the information is tangible, and regardless of the media used to store or record such information): (i) all files, documents and electronic media owned by the Target Company, such as agreements, contracts, letters of intent, personal files, and administrative documents in any format as well as other information in connection with the investors, material sellers, clients and suppliers of the Target Company; (ii) information in connection with the Target Company’s business activities, business development and anticipated business, such as costs, business plans, business strategies (including pricing strategies), marketing strategies and plans, distributors, distribution channels, sale models, sales, price quotes, client lists and other relevant information. (iii) information about the Target Company’s finances, such as revenues, expenses, profit ratios, assets, debts, taxes, accounts receivable, business operation and investments; (iv) information about the Target Company’s management strategies, such as descriptive materials of the systems, methods, plans or programs adopted in the Company’s business development or anticipated business operation; (v) information or data about production methods, compositions and structures of any product or planned product by the Target Company as well as other related information or data about efficiency, negative effects, or popularity in connection to such products, regardless of whether such products are produced by a third party for the Target Company, or produced by the Company for a third party; and (vi) information about proprietary techniques, including technical methods, technical measures, statistics, blueprints, production methods, technical specifications, quality control and management, and other relevant information unknown to the public.

“Anti-Bribery Law” means any related law, statute, rule, regulation, ordinance, code, protocol, standard, command, announcement and legally-binding judicial interpretation with regard to corruption and bribery (including but not limited to commercial bribery).

“Prohibited Act” means any prohibited act as prescribed in Provision 7.1.2.15 hereunder.

“Original Shareholders” are LIAO Xiaozhong, XIE Hui and WANG Xiaoyong.

1.2	Any law or standardized document mentioned herein means the current effective laws or standardized documents.

1.3           The headings in this agreement are merely intended for the search convenience, and all the Provisions hereof shall be governed by the terms and details prescribed under each article, rather than interpreted in reference to the headings.

1.4           When any action or step is to be taken within or after a certain period of time, and if the ending date falls on a non-business day, the time period shall instead end on the next business day.

Article 2	Equity Transfer

2.1	Target Equity

2.2	The Target Equity to be transferred by the Transferor is 100% equity stake the Transferor holds in the Target Company.

2.2	The Transferor is to transfer the Target Equity and all of its subsidiary rights and obligations.

2.3           All rights and interests derived from the Target Equity shall be owned by the Transferee upon the signing of this agreement, including but not limited to all the tangible and intangible assets, intellectual properties, lands, real estates, production equipment and facilities, employees, interests and profits (except ones that have been already distributed); and the Transferee shall bear its corresponding obligations as a shareholder.

Article 3	Price and Payment of the Equity Transfer

3.1	Transfer Price

It has been decided through negotiation that the Transfer Price for the Target Equity is 110,000,000 yuan (amount in words: RMB One Hundred and Ten million yuan).

3.2	The Payment for the Transfer Price.

3.2.1	The Transferor shall provide legal, valid account receivable for the Transferee to pay the price amount of the Equity Transfer.

3.2.2        This agreement shall become effective on the date of signing. Within 10 business days upon the fulfillment of all the pre-conditions stipulated in Provision 4.1, the Transferee shall pay 60% of the Transfer Price, a sum of 66,000,000 yuan (amount in words: Sixty-Six million yuan), which includes the security deposit of 10,000,000 yuan that the Transferee has injected to the co-monitored account of both parties.

3.2.3        Upon the completion of the matters stipulated in Provision 4.2 and the completion of the Equity Handover, the Transferee shall pay 30% of the Transfer Price, a sum of 33,000,000 yuan (amount in words: Thirty-Three million yuan).

3.2.4        Within 30 days after the completion date of  the Equity Transfer, the Transferee shall pay the remaining Transfer Price, namely 10% of the Transfer Price,  a sum of 11,000,000 yuan (amount in words: Eleven million yuan).

Article 4	Equity Handover

4.1	Handover Preconditions
The handover can only be proceeded when the following conditions are fulfilled:

4.1.1        An investigation report on “Zero Defect up to the Base Date” with regard to the Target Company to be issued by the law firm and accounting firm appointed by the Transferee.

4.1.2        The Transferor and the Original Shareholders have not violated any of the obligations, promises and warranties stipulated in Articles 5 and 7 hereof.

4.2	The Handover Date and Each Party’s Rights and Obligations Thereafter.

4.2.1        Within 10 business days of the execution of this agreement, the Transferor shall complete the procedure of change in business registration, for which the Transferee shall actively cooperate with the Transferor. The date on which the Transferor has completed all the following procedures of change in business registration (provided that this change of business registration has neither made nor demanded major changes to the provisions hereof)  for this Equity Transfer shall be the date of Equity Handover.

4.2.1.1     The finalized the Company Charter shall be submitted to the Industrial and Commercial Bureau for record.

4.2.1.2     The Transferee shall obtain a business license issued by the Industrial and Commercial Bureau after the change of business registration, indicating that the Transferee is the sole holder of the Target Equity, who however shall not reduce or restrict the current scope of business (to avoid interpretation otherwise, the scope of business carried by the new license after the change of business registration includes, but not limited to: “production, sales: bio-diesel; sales: lubricant oil, chemical products (not including hazardous chemicals); importation and exportation of goods: trees and plants”).

4.2.1.3     The Contribution Certificate of the Target Equity ownership that the Target Company issued to the Transferor shall be cancelled, and the Target Company shall issue a new Contribution Certificate to the Transferee; and

4.2.1.4     The incumbent board directors and legal representatives at the Target Company shall submit legal, valid letters of resignations, definitely effective on the Handover Date.

4.2.2	The Transferor and the Original Shareholders promise and warrant the following to their best within 12 months from the Handover Date:

4.2.2.1     With regard to the transfer of rights of technology use stipulated in the provisions of the Technology Contract signed on January 18, 2006 between the Target Company and Chongqing De-Meng-Te Science and Technology Development Ltd (CQ-DMT), the Transferor and Original Shareholders have urged CQ-DMT to obtain written consents or permissions from the patentees.

4.2.2.2     With regard to the Technical Cooperation Agreement signed on June 11, 2008 between the Target Company and Chongqing City Engineering Technology Research Center for Oil Products and Application Technology (CQ-ETRC), the Transferor and the Original Shareholders have urged CQ-ETRC to sign an extended agreement valid for at least three (3) years.

4.2.2.3     The ownership of the automobiles listed under the Fixed Assets of the Target Company has been transferred to the Target Company; and

4.2.2.4      The Target Company has obtained the current, valid Qualification Certificate of Chongqing City Environmental Pollution Control and Certificate of Chongqing City Key New Product.

4.2.3        Unless it is stipulated elsewhere herein, starting from the Handover Date, the Transferor will be no longer entitled with any shareholder rights, nor shareholder obligations.

4.2.4        The Transferee has the right to determine the name list of the Target Company’s legal representatives, board members and executive officers.  The Transferor, while handling the change of business registration, shall register the newly appointed legal representatives, board of directors and executive officers for record based on the name list provided by the Transferee.

Article 5	Transforming Period Arrangement

5.1	Transforming Period

The Transforming Period provided herein means the period between the Signing Date of this agreement and the Handover Date.

5.2	Joint Management

5.2.1        On the Signing Date of this agreement, both the Transferor and the Transferee appoint a personnel to form a Target Company Management Committee, managing all the business of the Target Company.

5.2.2        Any consent, resolution or policy issued by the Management Committee can be valid only when a joint written permission is acquired from the Management Committee members.  Without such written permission, the shareholder assembly, board of directors, or operation authorities shall not take the liberty of making any decision; without such written permission in advance, the Target Company shall not sign any legal documents with an outside party.

5.2.3        During the Joint Management period, all the official stamps of contract, financial order, personal signature, internal administration, as well as other seals that may represent the entity of the Target Company (hereafter “Stamps”) shall be properly and safely kept as agreed below:

5.2.3.1     In terms of the safe-keeping method, the Transferor and the Transferee shall jointly decide a safe-keeping location and a safe box. The safe box shall have a dual-lock setting, with each lock designed by each party. Each party has a key to its own lock, but shall not open the safe without the presence of the other party.

5.2.3.2     If the Transferor needs to use the Stamps during the Joint Management period, a written permission shall be obtained in advance from the Management Committee, and the Transferee shall assist in opening the safe in time. The course of using the Stamps shall be monitored and documented, and the Transferee has the right of keeping photocopies of the documents on which the Stamps are used.

5.2.4        During the Joint Management Period, the legal representative of the Target Company shall not exercise its rights if without written permission in advance from the Management Committee.

5.3	During the Transforming Period, both parties shall comply with the following terms:

5.3.1        The Transferor shall exercise its shareholder rights in the Target Company  pursuant to laws, statutes and the Company Charter and shall not conduct any act that may cause damage to the Transferee or the Target Company, while urging the Target Company to operate the business in honesty and integrity, and in accordance with laws.

5.3.2        The Transferor shall urge the Transferee to operate the business in accordance with the conventional manners employed before the signing of this agreement, including, but not limited to: the aspects of safe production, environmental protection, employee management of the Target Company, so as to not cause significant adverse affects on the operation of the Target Company. The Transferee shall not conduct any “Prohibited Acts”.

5.3.3        The Transferor is under the obligation to urge its nominated or appointed board directors, supervisors and executive officers of the Target Company to continue being loyal and arduous in performance of duty for the Target Company.

5.3.4	The Transferor shall ensure that the following shareholder decisions will be made prior to the Handover Date:

5.3.4.1     Giving the approval to the Target Company for canceling the Contribution Certificate issued by the Target Company to the Transferor (effective on the Handover Date); and giving approval to the Target Company for issuing a new Contribution Certificate to the Transferee (effective on the Handover Date).

5.3.4.2     Allowing the Transferor-appointed legal representative and board directors of the Target Company to resign from their positions, while appointing the Transferee-appointed legal representative and board directors for the Target Company (effective on the Handover Date); and

5.3.4.3     Authorizing (effective on the Handover Date) the legal representative to notify  concerned banks of new management officers’ signature patterns in connection with all the current bank accounts of the Target Company.

5.3.4.4     The Transferor shall hand over a photocopy of the aforesaid approvals after verification to the Transferee prior to the Handover Date.

5.3.5        The Transferee shall not use the act of this Equity Transfer to damage the legal rights and interests of the Target Company and its shareholders that include the Transferor.

5.3.6        Each party shall promptly perform and actively assist with the other in the concerning procedures of this Equity Transfer, including but not limited to: internal decisions, authorizations, policies, and changes of business registration.

5.3.7        The Transferor shall not sell, transfer, pledge, or dispose in other methods, the Target Equity.

5.3.8        The Transferor shall not make decisions on or payments from the Target Company’s distributable profits; the Transferor shall not support or offer opinions, suggestions or proposals with regard to either drawing dividends or other forms of shareholders profit distribution.

5.3.9        The Transferor ensures that, beyond the scope of daily business, the Target Company shall not purchase, dispose, or permit the purchase or disposal of, any asset; nor bear or generate, or permit the bearing or generation of, any debt, obligation or expense (that it actually has or may have).

5.3.10      The Transferor ensures the Target Company shall not revise or terminate significant agreements, arrangements or obligations of the Target Company as a party herein.

5.3.11      The Transferor ensures that the Target Company shall not change the employment terms and conditions (including salaries and benefits)  regarding any board director, other officer or employee, unless a written permission  is given by the Transferee; the Transferor shall not offer, or permit the offer of, gratuitous payments or benefits for any board directors, managers or employees (or any of their relatives); also the Transferor shall not employ, hire, or prematurely terminate the employment or hiring of, any personnel.

5.3.11      The Transferor ensures that the Target Company shall not revise any loan provision or debt provision of loan attributes; nor provide any loan to, borrow from, have any obligation of loan attributes with, or agree to engage in any of the aforesaid acts with a third party.

5.3.12      The Transferor and the Original Shareholders ensure that the Target Company shall not reach any agreement, arrangement or obligation (regardless of whether it can be proceeded in accordance with law or not) that may concern the interests of the following parties: the Transferor or any of its related parties, the Original Shareholders, or the Target Company, the Transferor or any of its shareholders, board directors or managers, or any related personnel of all the aforesaid parties (including immediate family members and people from marital or adoptive relationships).

5.3.13      The transferor ensures that the Target Company’s shareholder assembly or board of directors will not make resolutions with regard to corporate merger, spin-off, increase or decrease of registered capital, dissolution or bankruptcy, change in business registration, foreign investment, and provision of security to foreign parties; ensures that the Target Company will not sign any agreement, contract or warrant; not conduct any asset disposal; not take any loan nor other acts that may lead to debts; and not engage in personnel employment or arrangement.

5.3.14      In the event the Target Company undergoes changes in the aspects of assets, personnel, business, and business registration, or in the event the Target Company undergoes any matter that concerns administrative penalty, controversy, dispute, lawsuit or arbitration, the Transferor shall notify the Transferee immediately.

5.3.15      On the Handover Date, the Transferor shall turn over to the Transferee all the credentials (licenses), stamps (including but not limited to stamps of company, finance, business and contract), originals of documents, as well as all the registries, minute books, financial and account books, and other journals concerning the Target Company, all ensured to be authentic, accurate and complete.

5.3.16      The Transferor ensures to, upon the Transferee’s written request, sign and deliver, or promptly urge the signing and delivery of, necessary follow-up documents required by any law or reasonably requested by the Transferee, documents that not only help put this agreement in full force and effect and fully realize the goal of this Equity Transfer, but also help the Transferor gain all the benefits hereunder.

5.3.17      The Transferor guarantees and ensures that, starting from the signing date of this agreement, there are no existing events, transactions, conditions or changes that have been or may be reasonably foreseen to cause material adverse effects on the following matters: business, production, assets, responsibility, cash flow, operation, situation (financial or other), operating result, state of production order, revenue, relationship between client and supplier, relationship between employee and sales agent, and applicable statutes or business prospect. For the purpose of this provision, “material adverse effects” include, but are not limited to, any event, effect or situation that either respectively or jointly leads to: (i)  a decrease of more than 50,000 yuan in the Target Company’s  net asset between the signing date of this agreement and the Handover Date; (ii) a suspension of business operation for more than five days between the signing date of this agreement and the Handover Date.

5.3.18      [both parties] shall perform, pursuant to the aim of this Equity Transfer, all other obligations and duties that both the Transferor and the Transferee shall fulfill during the Transforming Period.

Article 6	Assumption of Taxes and Fees

6.1           The associated taxes payable with the Equity Transfer hereunder shall be handled by both the Transferor and Transferee in accordance with related laws and statutes.

6.2	The Transferor shall be responsible for the fees of changing business registration associated in the Equity Transfer hereof.

Article 7	The Transferor and Original Shareholders’ Proclamation, Promise and Warranty

7.1	Proclamation, Promise and Warranty regarding legal capacity

7.1.1        The Target Company is an enterprise legal person established in accordance with the law and statutes of the People’s Republic of China. Since its establishment, the Target Company has been operating in compliance with the law and there is neither risk nor potential risk of its ceasing or dissolving operation pursuant to the Company Law of People’s Republic of China.

7.1.2        The Transferor and Original Shareholders have right, authority and authorization necessary to sign, deliver this agreement, to sign each document upon or prior to the completion of the transaction, and to perform all rights and obligations stipulated in the provisions hereof.

7.1.3        The Transferor legally owns the Target Equity. When being transferred, the Transferor’s ownership of the Target Equity is free of defects (including but not limited to security interests such as warrant and pledge).

7.1.4        The Transferor, Original Shareholders and Target Company’s signing, delivering and performing this Agreement as well as completing the transaction determined herein will not violate the current, valid laws, statutes and effective documents that are legally binding on the Transferor and Target Company.

7.1.5        Provided that the Handover Pre-conditions are fulfilled,  the Transferor and Original Shareholders’ signing and delivery of this Agreement, as well as their completing the transaction contemplated herein, will not need permission from any other parties.

7.1.6        The Transferor and Original Shareholders warrant that they will comply and fulfill all other related obligations and duties stipulated herein, while conforming to the principle of good faith.

7.2	Proclamation, Promise and Warranty regarding the Target Company’s General State.

7.2.1	Financial Reports

Financial reports, in all significant aspects, have truly and impartially reflected the Target Company’s business result and cash-flow situation concerning the financial state on the Base Date and during the related financial periods.  The Target Company does not own declared-yet-unpaid dividends or other distributions.

7.2.2	Taxes

The Target Company has promptly and accurately paid all taxes payable, and has no unlawful acts in connection with taxation.  The Target Company does not have and never had disputes with any government agencies regarding tax issues.  No government agency has investigated or indicated to investigate the Target Company’s tax issue, and no event or situation may lead to taxation disputes.

7.2.3	Debts

7.2.3.1	Aside from what is disclosed in its financial reports, the Target Company has neither outstanding debts nor potential debts of any other form.

7.2.3.2    Aside from what is disclosed in its financial reports, the Target Company has never had defaults in connection with the Target Company’s debts, nor had events that may cause the warrants, promises, or other obligations associated with the Target Company’s debts to become legally enforceable.

7.2.3.3	The Target Company does not have actual or potential debts of tort (intellectual property rights, personal rights, etc).

7.2.4	Lawsuit and Law-abidingness

7.2.4.1     The Target Company has not been involved in any unresolved or threatened lawsuit, arbitration or administrative procedure reasonably anticipated to have material adverse effects on its overall financial state.

7.2.4.2     No courts, arbitration courts or government agencies have issued any judgment, ruling or decision of arbitration against the Target Company, which, under reasonable anticipation, may have material adverse effects on Target Company’s overall financial state.

7.2.4.3	The Target Company does not have actual or potential items of administrative penalty.

7.2.5	Free of Pledge

The Target Equity is free of any right encumbrance, pledge and third-party right, nor restricted by any agreement, arrangement (including but not limited to such rights as option, first refusal, and convertible equity) or obligation (regardless of attached conditions).

7.2.6	Assets

The Target Company legally owns its assets as transferable equity, free of defects. The Assets include all capital, properties, rights, authorities, and interests that are subject to the Target Company’s ownership, lease, operation or any other use of such attributes.  Such assets are necessary for the complete operation of all of the Target Company’s current and future business, as well as its engaged business within 12 months prior to the Handover Date. Such assets will enable the Transferee to operate the Target Company in the same operation manner employed by the Transferor prior to or on the Handover Date.

7.2.7	Intellectual Property Rights

The Amendment 1 to this agreement includes complete, accurate and latest details with regard to the intellectual property rights owned by the Target Company as the holder of the right to use, the registered owner, the beneficial owner or the registered applicant. The Target Company legally and beneficially owns all the intellectual property rights and business secrets that are necessary for all of its present operation or planned operation. All these intellectual property rights, legally and beneficially owned by the Target Company, or subjected to its use pursuant to the valid permit, are free of obligations of license, encumbrance, use restriction or disclosure. Such intellectual property rights are all valid and executable. There is no and has never been any event in which a third party is engaged in the tort, stealing, inappropriately use, violation or unauthorized use of the Target Company’s intellectual property.  The Target Company is not nor has ever been engaged in any tort, stealing, inappropriate use, violation or unauthorized use of a third party’s intellectual property.  Unless done otherwise pursuant to a written confidentiality agreement, the Target Company has never disclosed any of its business secrets to a third party.

7.2.8	Environmental Protection, Quality Standards

The Target Company comply with all the applicable laws and statutes with regard to the significant aspects of environmental protection and quality standards.

7.2.9	Major Contracts and Commitments

7.2.9.1     Other than what has been disclosed, the Target Company does not have contracts that have already been executed but have not been performed or completely performed nor does it have any contracts that, though they have been fulfilled, still have major impact on the company.

7.2.9.2     The contracts which the Target Company is currently in the course of fulfilling contains no instances that constitute, or potentially constitute, any breach; and there are no outstanding claims from any third party against the Target Company demanding compensation for any breach.

7.2.10	Certificates

The certificates, technological permits and licenses are all legitimate and valid.  There are no current or potential situations (including but not limited to this Equity Transfer) that may cause the aforementioned certificates, technological permits and licenses to be revoked, suspended, withdrawn, modified or ineligible for renewal.

7.2.11	No Liability Not Disclosed

None of the transactions conducted by Target Company, its actions or lack of thereof prior to or at the handover date or the factual situations, including taxes arising from or in connection with any transaction or event prior to or at the handover date, have caused the Target Company to have any liabilities (including all debts, obligations, loss, taxes, administrative penalty, fines, claims, or loss, expenses, cost and expenditures in any other form or of any nature).

7.2.12	Employment and Labor

The Target Company has no material illegal practices in the area of employment and labor.

7.2.13	Qualification and Administrative Permits

All the operation qualification, certificates and administrative permits received by the Target Company are authentic, legitimate and remain valid and there are no potential instances that will have material adverse effect on their annual inspection, extension and continuous effectiveness.

7.2.14	Disclosure

There is no information not already disclosed by the Transferor, its original shareholders and the Target Company to the Transferee that will, based on the reasonable expectation, have substantial effect on the transaction that the Transferee desires.

7.2.15	Anti-Corruption and Anti-Bribery

None of the Transferor, the Target Company, the original shareholders or the representatives acting on behalf of the Transferor and the Target Company or their affiliates, directors, officers, members, employees, agents, or any third party that bears any responsibility on behalf of the Transferor or the Target Company because of their actions or breach, have been directly or indirectly: (1) used any funds for illegal contributions, gifts, entertainments or payments for expenses related to political activities; (2) proposed or made or agreed to make to any State personnel any payment, contribution, gift or other inducement in an act in violation of, or in an attempt to violate, the anti-bribery law in China or any such laws in other jurisdictions; or (3) paid or provided any bribery, expenses, commission, refund, settlement, influence payment, rebate or money in any amount or assets in any other form to any agent, customer, State personnel in China or in other jurisdictions (or receive such from them) in an act in violation of, or in an attempt to violate, the anti-bribery law in China or any such laws in other jurisdictions, regardless in what name (acts listed in this provision, “Forbidden Acts”).

7.2.16	[sic] No Forbidden Acts

The Transferor and its original shareholders promise and agree to ensure that, in the course of fulfilling the obligations herein, conducting the transaction hereunder and completing all the necessary registration and filings with the AIC in connection with this equity transfer, the Transferor, the Target Company, the original shareholders, or their affiliates and their respective directors, officers, employees and agents will not engage in any forbidden acts.

7.2.16	Accounting Books and Records

The accounting books, records and accounts maintained by the Target Company have reasonable details that accurately and reasonably reflect all the transactions and dispositions of assets, and internal accounting system established by the Target Company can reasonably ensure that only on conditions that are within the scope of the authorization by the management can the transactions be conducted, payments be made and other assets be accessed.

7.2.17	Information

The Transferor, the Target Company and the original shareholders or their authorized representatives have, in the course of the due diligence investigation conducted by the Transferee, already provided all the information in writing or in other electronic format at the request of the Transferee and its advisors or agents and warrant that such information provided in writing or in other electronic format is true and complete and is not misleading judging by the international industry practices and standards.

Article 8	The Transferee’s Representations, Warranties and Promises

The Transferee makes the following representations, warranties and promises and confirms that this Agreement is executed on the basis of these representations, warranties and promises.

8.1           The Transferee is a Chinese existing enterprise legal person established in accordance with the Chinese law and has all the necessary certificates and permits for the business activities it currently conducts.

8.2           The Transferee all the necessary power and authorization for the execution and delivery of this Agreement, the purchase of the Target Equity, the completion of the transaction completed herein and the performance of all the obligations hereunder.

8.3           This Agreement is immediately legally binding to the Transferee after it takes effect upon its due execution and delivery by both parties and is enforceable pursuant to the provisions herein.

8.4           The due execution and delivery of this Agreement and the performance by the Transferee does not require obtaining consent from any other entities.

8.5           The Transferee warrants that all the information contained in the documents and material provided to the Transferor and its original shareholders in connection with this equity transfer is true, accurate and complete.

8.6           The Transferee warrants that the source of funds for receiving the equity transfer is legitimate.

8.7           The execution and performance of this Agreement by the Transferee will not violate any law, statutes and standard documents from regulatory authorities to which it is bound, nor will they violate the Transferee’s Articles of Incorporation, any agreement with any other third party to which it is a party and any of the representations, warranties and promises it has made to the Transferor.

8.8           The Transferee’s execution and performance is based on its review of the relevant documents regarding the Target Equity and the Target Company and is at its sole judgment.

8.9           The Transferee promises abide by and fulfill other relevant obligations and responsibilities provided herein with honesty and integrity.

Article 9	Joint Representations, Warranties and Promises

9.1           The representation, warranties and promises were made by each party based on the facts in existence as of the date of execution of this Agreement and the interpretation of each representation, warranty and promise should be made solely on its own and should not be restricted by any other representation, warranty and promise and by provisions herein.

9.2           Each party hereto promises that, when it becomes aware, prior to the Handover Date, of any event or situation that constitutes or may potentially constitute a substantial violation of, or is inconsistent with, any representation, warranty and promise it already made, it will promptly notify the other parties.

Article 10	Confidentiality and Non-Competition

10.1         Each party hereto shall keep strictly confidential any other party's commercial secrets and operation secrets obtained in connection with and in the course of the performance of this Agreement, including but not limited to all the provisions herein and the negotiations about this Agreement, and shall not reveal them to any third party without prior consent from other parties hereto.  It shall not make them known to any person within the company of each who has no need to have any knowledge thereof, nor shall it use such information for any purpose other than this Agreement.

"Confidential Information" refers to any and all information regarding the negotiation and execution of this Agreement and the provisions herein, and all the oral and written information regarding the business operation, business strategy, business plan, investment plan and financial situation of any party hereto or the company under its control, including but not limited to all the reports, notes, copies (including electronic copies) and facsimiles that contain such information.

10.2	Any of the parties hereto may disclose confidential information under the following circumstances:

10.2.1	The disclosure of such information is required by law and administrative statutes;

10.2.2	The disclosure of such information is required by relevant judicial organizations and government organizations;

10.2.3      Prior to its receiving or accessing the confidential information, such information has already been made known to the public or the recipient has obtained such information legally from a third party;

10.2.4	The other party has issued written consent in advance regarding such disclosure.

10.3         Notwithstanding the provisions in the above paragraph, the recipient of such confidential information may still disclose it to its shareholders, employees, directors and professional advisors, provided that such disclosure is made for the reasonable need to achieve the objective of this Agreement.  The recipient must ensure that its shareholders, employees, directors and professional advisors are aware of and adhere to the confidentiality obligation set forth herein.  If any law or competent court or regulatory agency requires the disclosure of such information, the recipient may disclose it but must take all necessary measures permitted by law to so that the relevant secret information receive confidentiality protection allowed under the applicable law and statutes.

10.4         Within 3 years after the Handover Date, the Transferor and its original shareholders shall not, directly or indirectly (in its own name or through its affiliates or agents), engage in any business that competes with the Target Company's current business, or provide assistance to any entity that already competes, or plans to compete, directly or indirectly, with the Target Company, and shall not attempt, directly or indirectly, recruit any employee or agent of the Target Company for service (whether or not the person is an employee, advisor, agent, independent contractor or other service provider).

10.5         The Transferee and its original shareholders shall not conduct any activities that are reasonably expected to interfere or harm the business relationship between the Target Company and its employees, customers, suppliers, sales agents and brokers or other major business relationship.

Article 11	Amendment, Dissolution and Termination of this Agreement

11.1	General Provisions

The parties hereto shall not amend and dissolve this Agreement unless there is prior unanimous consent or as required by the circumstances specified by law and statutes and by the provisions herein.  All amendments to and the dissolution of this Agreement must be made in writing by all parties hereto and they shall become effective only after they are signed or imprinted with seals by the both parties or their respective representatives.

11.2	If the objective of this Agreement becomes impossible to be realized due to Force Majeure, either party hereto can dissolve this Agreement.

11.3         If bankruptcy, disbandment, revocation by law or loss of capacity for civil activities on the part of one party make it lose the ability to perform the Agreement, such that the objective of this Agreement can not be realized, the other party has the right to unilaterally dissolve this Agreement.

11.4	Transferor's Right to Dissolve This Agreement

If the Transferee fails to make payments for the equity transfer consideration pursuant to the provisions herein and the payments are more than one month past due, and the Transferee is at fault, it shall be considered a material breach by the Transferee, and the Transferor may unilaterally dissolve this Agreement and demand the Transferee to bear all liabilities for the breach.

11.5	Transferee's Right to Dissolve This Agreement

11.5.1      If the legal counsel engaged by the Transferee issues an investigation report stating major defects about the Target Company, or if the conditions for handover stipulated in Article 4.1 herein are not completed satisfied within one month after the execution of this Agreement, it shall be considered a material breach by the Transferor and its original shareholders, and the Transferee may unilaterally dissolve this Agreement and demand the Transferor and/or its original shareholders to bear all liabilities for the breach.

11.5.2      If the Target Company or the Transferor seriously violates the provisions of Article 5.3 herein, such that such violation affects the realization of the objective desired by the Transferee, it shall be considered a material breach by the Transferor and its original shareholders, and the Transferee may unilaterally dissolve this Agreement and demand the Transferor and/or its original shareholders to bear all liabilities for the breach.

11.5.3      If the Transferor fails to complete all the AIC change registration procedures for the equity transfer according to the schedule stipulated herein and such delay is over one month, it shall be considered a material breach by the Transferor and its original shareholders, and the Transferee may unilaterally dissolve this Agreement and demand the Transferor and/or its original shareholders to bear all liabilities for the breach.

11.6	This Agreement will be terminated upon any of the following:

11.6.1	All the obligations hereunder have been fulfilled pursuant to the provisions herein;

11.6.2	This Agreement is dissolved.

11.7	Legal Consequences of the Termination of This Agreement

11.7.1      If due to dissolution or termination of this Agreement, the provisions herein are not completely performed, the performance will be terminated; if they have been performed, the abiding party may demand the defaulting party to bear liabilities for the breach and responsibility for compensation.  The Transferor must return to the Transferee all the consideration already paid by the Transferee within 10 days upon the dissolution of this Agreement.

11.7.2      On the pre-condition of not affecting the other provisions herein, if any or some of the provisions herein are determined to be invalid, illegal or unenforceable, or in violation of public interests, the validity, legality and enforceability of other provisions shall not be affected or harmed.  Each party must negotiate in good faith to determine provisions satisfactory to both parties as substitutes for the invalid ones.

Article 12	Complete Agreement

This Agreement constitutes the complete agreement between the two parties hereto with regard to the transaction contemplated herein and shall supersede all previous written or oral agreements or understanding between the two parties.

Article 13	Liability for Breach

13.1         The violation by any party of the provisions or the representations, warranties and promises herein constitutes a breach.  The defaulting party shall have the obligation to compensate the abiding party in full for all the actual loss sustained as a result of the breach.

13.2         If the Transferee fails to make payments for the equity transfer consideration pursuant to the provisions herein and is at fault, the Transferee must pay a penalty in the amount equal to 0.03% of the total that must be paid for each day that the payment is past due and compensate the Transferor for all the resulting loss.

13.3         If Transferor fails to complete all the equity transfer AIC change registration procedures and is at fault, the Transferor must pay a penalty in the amount equal to 0.03% of the total that must be paid for each day that the completion of such procedure is delayed and compensate the Transferee for all the resulting loss.

13.4         If the breach by the Transferor and/or its original shareholders causes the transferee to dissolve this Agreement, the Transferor and/or its original shareholders must return to the Transferee an amount equal to two times of the deposit; if the breach by the Transferor causes the transferor to dissolve this Agreement, the Transferor is not required to return the deposit.

13.5         The two parties specifically stipulate that the Transferor and/or its original shareholders shall bear joint and several responsibility for compensation to the Target Company and the Transferee for any loss, liability or expenses suffered (directly or indirectly) or incurred (including but not limited to direct, indirect and derived loss) caused by, directly or indirectly, or as the result of, the failure to fulfill the following:

13.5.1	The Transferor and/or its original shareholders violate any of the representations or warranties hereunder;

13.5.2	The Transferor and/or its original shareholders violate any of the warranties, promises herein or provisions hereof;

13.5.3      The Transferor and/or its original shareholders fail to perform any or several rights and obligations after the handover date as specified by provision 4.2 herein;

13.5.4      The failure of the Target Company to make payments, before the handover date, for pension insurance, unemployment insurance, medical insurance, work injury insurance, family planning insurance and the housing fund for the Target Company’s employees causes any liability, litigation, arbitration, administrative penalty, compensation and loss suffered by the Target Company and/or the Transferee at any time after the handover date; and

13.5.5      Any activity conducted by the Transferor or the Target Company before the handover date causes or results in any litigation or arbitration against the Transferor, its original shareholders, the Transferee or the Target Company.

If any of the events mentioned above causes any reduction of value to the Target Equity or causes any material loss to the Transferee, the Transferee shall have the right to demand the Transferor and/or its original shareholders to bear joint and several responsibility for compensation; the Transferee shall also have the right to demand the Transferor and/or its original shareholders buy back the Target Equity as the Equity Transfer Price specified herein and pay a penalty for breach in the amount equal to two times of the deposit stipulated herein.

Article 14	Force Majeure

14.1	General Provisions

Force Majeure means the occurrence of any events, after the execution of this Agreement, that impede any party hereto in performing completely or in part the provisions herein and that is not foreseeable, preventable or surmountable.   Such events include earthquake, typhoon, flood, fire, war and other foreseeable, preventable or surmountable events.

14.2	Obligation of Notice

The party impacted by Force Majeure must immediately (if communication is broken, then at the time that communication is resumed) notify in writing the other party and the witness, and provide proof evidencing such event within 15 days of its occurrence and statement of the detailed information regarding the duration of its occurrence and the inability due to its impact to perform this Agreement or to perform it completely or the reasons that such performance need to be postponed.  Such document of evidence must be provided by the certification organization at the location of the occurrence of Force Majeure.

14.3	Remedies and Waiver from Responsibility

14.3.1      In the event of Force Majeure, the party receiving written notice from the other party must immediately begin consultation with the other party to find fair solutions;

14.3.2	Both parties must make all reasonable efforts to alleviate the impact of any Force Majeure event mentioned above;

14.3.3      If one party is not able, due to the impact of Force Majeure, to fulfill, either completely or partially, its obligations hereunder, the fulfillment of the obligations hereunder by the impacted party may be suspended during the delay caused by Force Majeure, the term for fulfilling such obligation may be extended, with the extension period being equal to suspension period, and the impacted party will not bear the corresponding responsibility for breach.

Article 15	Resolution of Disputes

15.1	Resolution through Consultation

All disputes or conflicts arising from the execution and performance of this Agreement must first be settled through friendly consultation, which must be started immediately after any of the two parties delivers written request for consultation to the other party.

15.2	Resolution through Litigation

If the parties hereto fail to reach written consensus within 30 days after the receipt of the written notice described in Article 16.1 below, both parties have the right to submit the dispute to the people’s court at the location where this Agreement is executed for litigation.

15.3         During the period when the dispute is being resolved, the parties hereto must continue to perform, with the exception of the item in dispute, all other provisions hereunder and fulfill their corresponding obligations.

Article 16	Notification and Delivery

16.1	Notification

16.1.1	All notifications may be delivered by courier, express delivery or by facsimile to the following method:

To:	Chongqing Hua Neng Recycling for Old and Waste Materials Ltd.
Address:	Shitawu She, Longqiao Town, Fuling District, Chongqing City
Postal Code:	408121
Telephone:	023 72137888
Fax:	023 72137888
Recipient:	LI Chao

To:	Xi’an Baorun Enterprise Development Co., Ltd.
Address:	Room 10720, East New Century Plaza, 7 Huoju Road
Beilin District Xi’an
Telephone:	029 82683920
Fax:	029 82683629
Recipient:	GAO Xincheng

16.1.2	If one party changes the delivery method listed in 16.1.1 above, it must notify the other party in writing within 3 days upon any such change.

16.2	Receipt

Without affecting the above provision, any notification delivered in accordance with the method listed in 16.1.1 shall be considered received upon the following: if by courier, at the actual time when the delivery is made at the corresponding address and is signed and accepted by the recipient or any other person acknowledged by the recipient; if by express delivery, within 3 business days after the mail is posted; if by facsimile, when the recipient or any other person acknowledged by the recipient confirms its receipt.

Article 17	Other Provisions

17.1	Execution of This Agreement and Its Effectiveness

This Agreement becomes effective on the date first stated above when it is signed or imprinted with seals by both parties or their respective representatives.

17.2	Original Agreement

This Agreement is made in four originals with one to the Transferor, one to the Transferee and the rest to be used in the AIC change registration.  All of them have the same legal effect.

17.3	Severability

If any of the provisions herein is determined by competent authorities to be invalid or unenforceable, other provisions herein shall not be affect and must continue to be fully and effectively performed.

17.4	Waiver of Rights

The non-exercise, or partial exercise, or the delay to exercise, of any of the rights hereunder by any party shall not be considered a waiver of such right or any other rights hereunder, unless one party expressly indicate in writing its waiver of such right.

17.5	Transfer of Rights and Obligations

17.5.1      Before the handover date, the Transferee has the right to, upon receiving consent from the Transferor, transfer its rights and obligations specified herein to a third party, and make the main entity of the Transferee become the third party; and the Transferee guarantees that the third party will perform this Agreement and the Transferee’s obligations provided in the attachment hereto.

17.5.2	With the exception stated above, neither party can transfer its rights and obligations provided herein.

17.6	Continuation of Effectiveness

The confidentiality provisions, notification provisions and resolution of dispute provisions shall continue to remain in effect alter this Agreement is dissolved or terminated.

17.7	Others

Other matters not covered herein must be handled in accordance with the relevant provisions of the laws and statutes, if any, or settled, if not, through signing a supplemental agreement by the parties hereto.  All supplemental agreements shall have the same legal effect of this Agreement.

(There is no text below)

In witness hereof, the authorized representatives of the respective parties hereto hereby sign this Agreement on the date first indicated above.

Transferor:	/seal/ Chongqing Hua Neng Recycling for Old and Waste Materials Ltd.
Legal Representative:	/s/ LI Chao

Transferee:	/seal/ Xi’An Baorun Industrial Development Limited
Legal Representative:	/s/ GAO Xincheng

/s/ LIAO Xiaozhong

/s/ XIE Hui

/s/ WANG Xiaoyong